Exhibit 3.1.ii

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

LYDALL, INC.

Lydall, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

The amendment to the Corporation’s Restated Certificate of Incorporation set forth in the following resolution approved by the Corporation’s Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED: That Article 4 of the Restated Certificate of Incorporation of this Corporation be amended to read as follows, in its entirety:

Article 4. The designation of each class of stock, the authorized number of shares of each such class, and the par value of each share thereof, are as follows:

Designation	Authorized Number of Shares	Par Value

Common Stock	30,000,000	$ .10
Preferred Stock	500,000	$1.00

IN WITNESS WHEREOF, Lydall, Inc. has caused this Certificate to be signed and attested by its duly authorized officers this 14th day of August, 1995.

ATTEST:	LYDALL, INC

/s/ MARY ADAMOWICZ	By:	/s/ CAROLE F. BUTENAS

Mary Adamowicz Secretary		Carole F. Butenas Vice President

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